Exhibit 23.(b)


Board of Directors
Florida Power Corporation:

We consent to incorporation by reference in the registration statements No. 33-62210 on Form S-3, No. 33-55273 on Form S-3, and No. 333-29897 on Form S-3 of
Florida Power Corporation of our report dated February 15, 2001, relating to the balance sheets and schedules of capitalization of Florida Power Corporation as of December 31, 2000 and 1999, and the related statements of income, cash flows and common equity for each of the years in the three-year period ended December 31, 2000, and related schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Florida Power Corporation.



/s/KPMG LLP
KPMG LLP
St. Petersburg, Florida




March 28, 2001